Exhibit 10.2

BUSINESS LOAN AGREEMENT

This BUSINESS LOAN AGREEMENT (the “Agreement”) is made and entered into to be effective as of the 2ND day of December 2011, by and between THE BANK OF SAN ANTONIO (the “Lender”) the GLOBALSCAPE, INC. (the “Borrower”)

W I T N E S E T H:

Background. Borrower has requested that Lender extend to Borrower a loan in the aggregate amount of THREE MILLION AND NO/100 DOLLARS ($3,000,000.00) on a term loan basis, which loan will be available for use by the Borrower to finance the acquisition of Homepipe Networks, Inc., and Lender is willing to do so upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the promises herein contained, and each intending to be legally bound hereby, the parties agree as follows:

Section I. Definitions

Section 1.1 Terms. The terms defined in this Section 1.1 shall have the respective meanings set forth below for all purposes in this Agreement:

“Collateral” means any and all property securing repayment of the Indebtedness as evidenced by the Security Documents, including all additions thereto, replacements and proceeds, thereof.

“Event of Default” has the meaning provided in Section 5.1.

“Indebtedness” means all items of indebtedness, obligation or liability, whether matured, liquidated or unliquidated, direct or contingent, joint or several, of any of the Borrower to Lender, whether now existing or hereafter arising, including but not limited to:

(A)	principal of, interest on and all other amounts, payments and premiums at anytime evidenced by or due under the Note, this Agreement, or any other Security Document;

(B)	the future loans and advances made by Lender, at its sole discretion, to the Borrower on account of the failure of the Borrower to comply with the covenants or agreements contained herein or in any of the Security Documents, including but not limited to advances for taxes, insurance, rent, or repairs to or maintenance or storage of any of the Collateral, and reimbursement to Lender for all of Lender’s expenses and costs, including reasonable fees and expenses of its legal counsel, in connection with the preparation, administration, amendment, modification or enforcement of this Agreement or any of the Security Documents; and

(C)	any modifications, renewals, extensions or increases of any of the foregoing.

“Material Adverse Effect” means any occurrence, event, fact, condition, effect or change, whether determined individually or in the aggregate, that does, or is reasonably likely to, have a material adverse effect on the financial condition, results of operations or business of the Borrower other than any occurrence, event, fact, condition, effect or change (i) resulting from performance in accordance with the express terms of this Agreement by the parties of their respective obligations contained herein; (ii) impacting the economy, securities markets, or financial markets generally, except to the extent such occurrence, event, fact, condition, effect or change disproportionately affects Borrower; (iii) impacting Borrower’s industry in general, except to the extent such occurrence, event, fact, condition, effect or change disproportionately affects Borrower; (iv) any change or effect resulting from changes in GAAP or the interpretation thereof; (v) failure to meet internal forecasts or financial projections; (vi) any change or effect resulting from the pendency or consummation of the Merger, including the loss of any employees, customers, suppliers, consultants, partners or distributors; or (vii) attributable to any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared).

“Maturity Date” as used herein shall be the earlier of December 2, 2016, or acceleration of the Indebtedness upon any Event of Default.

“Merger” means the merger contemplated by the Merger Agreement.

“Note” means that one certain Promissory Note of even date herewith, in the original principal amount of THREE MILLION AND NO/100 DOLLARS ($3,000,000.00), executed by the Borrower and payable to the order of Lender, and any and all renewals, rearrangements, enlargements or extensions of such Note, or of any promissory note or notes given therefore, and any judgments rendered on any of the foregoing.

“Permitted Lien” means (i) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business, if the underlying obligation is not delinquent or in dispute and appropriate reserves have been set aside in accordance with GAAP; (ii) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business under which the Company is not in default; (iii) liens for current Taxes not yet due and payable or which may hereafter be paid without penalty or which are being contested in good faith, and, in connection therewith, appropriate reserves have been set aside in accordance with GAAP; (iv) easements, covenants, rights-of-way and other similar restrictions or conditions of record; (v) licenses granted to end users in connection with their use of the Borrower’s products granted pursuant to Borrower’s standard end user license agreement; and (vi) zoning, building and other similar ordinances or restrictions imposed by applicable Laws.

“Term Loan” and/or “Loan” means the loan to be made pursuant to Section 2.1.

“Security Documents” means collectively the Note, this Agreement, any and all security agreements, guaranties, any and all assignments and pledges of collateral and all other documents or instruments evidencing or securing the payment of the Indebtedness.

Section 1.2 Other Terms. Other capitalized terms defined elsewhere in this Agreement shall have the meanings described herein.

Section II. Loans and Collateral

Section 2.1 Loan. Subject to the terms hereof, Lender agrees to loan to Borrower THREE MILLION AND NO/100 DOLLARS ($3,000,000.00), on a term loan basis, which loan will be available for use by the Borrower to finance the acquisition of HomePipe Networks, Inc.

Section 2.2 Collateral. Lender has received a Collateral Assignment of the Certificate of Deposit Number 882050. In addition, as security for the prompt payment of all Indebtedness, whether now existing or hereafter occurring, Borrower hereby assigns, transfers and sets over to Lender all of its right, title, and interest in and to, and grants to Lender a lien on and a security interest in, all amounts that may be owing from time to time by Lender to Borrower, including without limitation any balance or share belonging to Borrower or any deposit or other account of any Borrower with Lender, which lien and security interest shall be independent of and in addition to any right of set-off that Lender has under common law or under this Agreement.

Section 2.3 Conditions. In addition to any other conditions set forth in this Agreement, Borrower shall not be entitled to any advance under this Agreement unless and until Borrower shall have duly executed and delivered to Lender, and Lender shall have reviewed and approved, this Agreement, the Note, the Collateral, current financial statements for Borrower, and any other Security Documents requested by the Lender. In addition, no advance under this Agreement will be made unless at the time of the request for advance or issuance: (i) there shall exist no condition or event constituting an Event of Default, or which, after notice or lapse of time or both, would constitute an Event of Default; (ii) the representations and warranties contained in Section III shall be true and correct as of the date of the request for advance; and (iii) Borrower shall have performed and complied with all other agreements and conditions required as a condition to such advance; and (iv) all of the Security Documents shall have remained in full force and effect. Additional conditions prior to any advance are as follows:

1.	Borrower has provided a fully executed Agreement and Plan of Merger among GLOBALSCAPE, INC. Plumber Acquisition Corporation and HomePipe Networks, Inc. dated as of December 2, 2011 (the “Merger Agreement”);

2.	Borrower has established an operating account with Lender with all payments under the Note to be set up on auto-debit;

3.	Borrower has provided a projected post acquisition balance sheet prior to closing.

Section 2.4 Indemnity. In order to protect Lender and induce Lender to enter into this Agreement, the undersigned Borrower hereby agrees, to defend, indemnify and save Lender and any officer, director, shareholder, agent, or attorney, or employee of Lender and each of them, harmless from any and all claims, causes of action, damages, expenses and liabilities of any type whatsoever, including but not limited to attorneys’ fees, suffered or incurred as a result of or in connection with the Loan except that Borrower shall have no obligation to indemnify Lender against any claim resulting from Lender’s violation of any of the Security Documents. This indemnity provision shall survive the repayment of any and all Indebtedness, shall be binding upon the separate and respective heirs, administrators, personal representatives and assignees of the Borrower and shall inure to the benefit of Lender, the successors, assigns, heirs and personal representatives of Lender and its officers, directors, shareholders, agents, attorneys, and employees.

Section III. Representations and Warranties

Section 3.1 To induce Lender to enter into this Agreement, Borrower represents and warrants to Lender as follows:

(A)	Authority. The Borrower has full power and authority to enter into this Agreement, to make the borrowing hereunder, to execute and deliver the Note and to incur the obligation provided for herein. No consent or approval of any public authority or other person is required as a condition to the validity of this Agreement, the Note, or the Security Documents, and the Borrower is in compliance with all laws and regulatory requirements to which it is subject except as would not cause a Material Adverse Effect.

(B)	Binding Agreements. This Agreement, the Note, and the Security Documents, when executed and delivered, will constitute valid and binding obligations of the Borrower in accordance with their terms except as such enforceability may be limited by the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, and other laws affecting the rights and remedies of creditors generally, and to the exercise of judicial discretion in accordance with general principles of equity (whether applied by a court of law or equity).

(C)	Financial Statements. Unless otherwise waived by Lender in writing, the Borrower has furnished to Lender its current annual, quarterly and monthly financial statements, which statements have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods involved; and which fairly present the financial condition of Borrower as of the date thereof. Borrower represents that there have been no material adverse changes in the condition of Borrower, financial or otherwise, since the date of the statements except (i) resulting from performance in accordance with the express terms of this Agreement by the parties of their respective obligations contained herein; (ii) impacting the economy, securities markets, or financial markets generally, except to the extent such occurrence, event, fact, condition, effect or change disproportionately affects Borrower; (iii) impacting Borrower’s industry in general, except to the extent such occurrence, event, fact, condition, effect or change disproportionately affects Borrower; (iv) any change or effect resulting from changes in GAAP or the interpretation thereof; (v) failure to meet internal forecasts or financial projections; (vi) any change or effect resulting from the pendency or consummation of the Merger, including the loss of any employees, customers, suppliers, consultants, partners or distributors; or (vii) attributable to any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared).

(D)	Litigation. Except as disclosed in Borrower’s periodic filings made with the Securities and Exchange Commission or otherwise disclosed to Lender, no action, suit, or proceeding against or affecting Borrower is pending or, to its knowledge, threatened in any court or before any other governmental agency or department, which involves the possibility of any judgment or liability not fully covered by insurance or which may result in any material adverse change in Borrower’s business, or in its condition, financial or otherwise. Borrower is not in default with respect to any order, writ, injunction, or decree of any court or any governmental department or agency.

(E)	Compliance with Other Instruments. Borrower is not knowingly in default in the performance of any obligation, covenant, or condition contained in any material agreement to which Borrower is a party except where such default would not be reasonably likely to have a Material Adverse Effect. The execution and delivery of this Agreement and the Security Documents will not violate the provisions of any applicable law, or of any order or regulation of any governmental authority, and will not conflict with or result in a breach of any of the terms of any material agreement or instrument to which Borrower is a party or by which it is bound, or constitute a default thereunder except where such default would not be reasonably likely to have a Material Adverse Effect, or result in the creation of a lien, charge, or encumbrance of any nature upon any of its properties or assets except for Permitted Liens.

(F)	Material Facts. No representation or warranty by or with respect to Borrower contained herein or in any certificate or other document furnished by Borrower to Lender contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made.

(G)	Commissions. Borrower has not made any agreement or taken any action that may cause anyone to become entitled to a commission or finder’s fee as a result of or in connection with the line of credit extended pursuant to this Agreement.

Section 3.2 Survival. Each request for an advance of proceeds under the Loan shall constitute a representation at that time by Borrower that the representations and warranties contained in Section 3.1 are true and correct with the same effect as though made at the time of the request. All of the representations and warranties set forth in Section 3.1 and remade under this Section 3.2 shall survive until all Indebtedness has been paid in full and there remains no outstanding commitments of Lender under this Agreement.

Section IV. Covenants of Borrower

Section 4.1 Covenants. Borrower does hereby covenant and agree with Lender that so long as any of the Indebtedness remains unsatisfied or any commitments hereunder remain outstanding, each Borrower will comply at all times with the following covenants:

(A)	Compliance with Laws. Borrower agrees to conduct its business in an orderly and efficient manner consistent with good business practices, and perform and comply with all applicable statutes, rules, regulations and/or ordinances imposed by any governmental unit upon Borrower, its business, operations and properties, including, without limitation, all applicable environmental statutes, rules, regulations and/or ordinances except where the failure to comply would not have a Material Adverse Effect.

(B)	Payment of Amounts Due. Borrower shall pay the interest and principal on the Note in accordance with the terms hereof and thereof, and will observe, perform, and comply with every covenant, term, and condition required of Borrower under the Note, this Agreement or any other Security Document.

(C)	Payment of Taxes. Borrower will pay all taxes and other governmental charges or levies imposed upon it or upon its income or profits or upon all property belonging to Borrower before the same shall become in default, and all lawful claims for labor, materials, and supplies which, if unpaid, might become a lien or charge upon its property or any part thereof; provided, however, that Borrower shall not be required to pay and discharge any such taxes, charges, or claims so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Borrower shall set aside on its books adequate reserves with respect thereto and shall pay such tax, charge, or claim before the property subject thereto shall be sold to satisfy any lien which has attached as security therefore.

(D)	Information and Inspection. Borrower will maintain its books and records in accordance with generally accepted accounting principals. Borrower will furnish to Lender from time to time upon the request of Lender full information pertinent to any covenant, provision, or condition hereof or any of the Security Documents, or to any matter in connection with Borrower’s business, and at all reasonable times and as often as Lender may reasonably request, permit any authorized representative designated by Lender to visit and inspect at the expense of Lender any of its books, and to make extracts therefrom, and to discuss Borrower’s affairs, finances, and accounts with its officers, agents and attorneys.

(E)	Adverse Change. Borrower will promptly notify Lender of any material adverse change in the financial condition of Borrower, of the occurrence of an Event of Default hereunder, or of the filing of any suit or proceeding, in which an adverse decision could have a material adverse effect upon any Borrower or and Borrower’s business.

(F)	Use of Proceeds. Borrower shall use the proceeds of the Loan as set forth herein.

(G)	Cooperate with Lender. Borrower shall cooperate at all times through its officers, agents and employees with Lender and the audit representatives, accountants, attorneys or custodians of the Lender with respect to this Agreement and the Security Documents and all actions contemplated or permitted hereunder.

(H)	Transactional Account. Borrower agrees to maintain an operating and meaningful business depository account with Lender, while any of the Indebtedness owed by Borrower to Lender remains unpaid.

(I)	Subordination Clause. In the event Borrower is not a natural person, Borrower agrees that all indebtedness owed by Borrower to any principals of Borrower (other than indebtedness for compensation and benefits), will be and remain subordinate and inferior to all Indebtedness owed to Lender, and any liens and security interests securing any such indebtedness to any such principal shall be and remain subordinate and inferior to the liens and security interests in favor of Lender, and Borrower agrees to provide to Lender such subordination agreements as Lender may require, in form and substance satisfactory to Lender. Such subordination agreements shall provide, among other things, that no payment shall be made on any such subordinated debt (other than indebtedness for compensation and benefits) owed to any such principal so long as there exists an Event of Default on the Note or any document or instrument executed in connection with or securing the Note.

(J)	Change in Ownership. Borrower agrees not to make any material change in the nature of its business as carried on as of the effective date hereof. Borrower further agrees that Borrower will not enter into any investments, mergers, consolidations, partnerships, joint ventures which transfer any controlling ownership interest in Borrower, nor make any loans, make any advances, acquisitions, or redeem any of its ownership interests, however evidenced, without the prior written consent of Lender.

(K)	Transaction with Affiliates. Borrower will not enter into any transaction, including, without limitation, the purchase, sale or exchange of property, advances or loans, or the rendering of any service with any Affiliate (as hereinafter defined) of Borrower, except in the ordinary course of Borrower’s business and with Lender’s express written consent. As used herein, the term “Affiliate” means any individual or entity, directly or indirectly, controlling, controlled by, or under common control with, another individual or entity.

(L)	Debt Service Coverage Ratio. Beginning with the first quarter of 2013, Borrower will maintain, while any portion of the Indebtedness secured hereby remains unpaid, a Debt Service Coverage Ratio of 1.25x to be measured quarterly on a year to date basis. Such ratio defined as: [(Net Income + Depreciation + Interest Expense + non-cash charges) divided by (Current portion of long term debt + Interest Expense)]. Non-cash charges include, without limitation, amortization, depreciation, interest expense, stock compensation expense, or impairment expense.

(M)	Debt to Tangible Net Worth Ratio. Beginning the first calendar quarter of 2013, Borrower will maintain, while any portion of the Indebtedness secured hereby remains unpaid, a maximum Debt to Tangible Net Worth Ratio of 4.00:1, to be measured quarterly. Such ratio defined as (Adjusted liabilities) divided by (Adjusted Net Worth). “Adjusted liabilities” is defined as Total Liabilities less deferred revenues. “Adjusted Net Worth” is defined as Adjusted Assets less Adjusted Liabilities. “Adjusted Assets” is defined as Total Assets less intangible assets.

(N)

Liquidity Maintenance Agreement. Beginning on January 1, 2012, Borrower will maintain at all times, unencumbered (except for Permitted Liens and the liens securing the loan contemplated by the $4,000,000.00 Loan Agreement of even date herewith by and between Borrower and Lender (the “$4,000,000.00 Loan”). The Bank of San Antonio Certificate of Deposit No. 882050 in the original amount of $3,000,000.00 pledged to Lender is not included as a lien securing the loan contemplated by the “$4,000,000.00 Loan and is an encumbered asset for this provision.) liquid assets (cash and marketable securities less GLOBALSCAPE, INC. Stock) of $4,000,000.00 to be measured quarterly. Beginning on January 1, 2013, Borrower will maintain at all times unencumbered (except for Permitted Liens and the liens securing the loan contemplated by the “$4,000,000.00 Loan. The Bank of San Antonio Certificate of Deposit No. 882050 in the original amount of $3,000,000.00 pledged to Lender is not included as a lien securing the loan contemplated by the “$4,000,000.00 Loan and is an encumbered asset for this provision.) liquid assets of $3,200,000.00 to be measured quarterly. Beginning on January 1, 2014, Borrower will maintain at all times unencumbered (except for Permitted Liens and the liens securing the loan contemplated by the “$4,000,000.00 Loan. The Bank of San Antonio Certificate of Deposit No. 882050 in the original amount of $3,000,000.00 pledged to Lender is not included as a lien securing the loan contemplated by the “$4,000,000.00 Loan and is an encumbered asset for this provision.) liquid assets of $2,200,000.00 to be measured quarterly.

(O)	Quarterly Compliance Certificate. Borrower further agrees to furnish to Lender no later than forty-five (45) days from each quarter end, while any portion of the Indebtedness secured hereby remains unpaid, a quarterly compliance certificate signed by an officer of the company, showing compliance with the Debt Service Coverage Ratio, the Debt to Tangible Net Worth Ratio, and the Liquidity Maintenance Agreement as defined above.

(P)	Financial Statements. Borrower agrees to furnish or cause to be furnished to Lender, on or before forty-five (45) days after the end of each quarter (other than Borrower’s fourth financial quarter), while any portion of the Indebtedness secured hereby remains unpaid, quarterly financial statements, including, but not limited to, balance sheet, cash flow statement, and contingent liability statement of Borrower prepared in accordance with generally accepted accounting practices consistently applied. All such financial statements shall be certified by Borrower and may be prepared “in-house”, but, at Lender’s option, shall be reviewed by Borrower’s independent certified public accountant for compliance herewith, all at Borrower’s expense. Borrower shall not change its fiscal year without giving prior written notice to Lender.

Borrower further agrees to furnish or cause to be furnished to Lender, on or before one hundred twenty (120) days after the fiscal year end, while any portion of the Indebtedness secured hereby remains unpaid, annual CPA audited financial statements, including, but not limited to, balance sheet, cash flow statement, and contingent liability statement of Borrower prepared in accordance with generally accepted accounting principles consistently applied. Borrower shall not change its fiscal year without giving prior written notice to Lender.

Borrower further agrees to furnish to Lender annual income tax returns of Borrower (including all accompanying schedules), on or before thirty (30) days of filing of each calendar year, while any portion of the Indebtedness secured hereby remains unpaid, provided, however, that if Borrower shall request an extension of time within which to file its annual income tax return, then Lender shall be furnished a copy of the request for extension filed with the IRS by April 15 of the year in which the return is due, and a copy of the income tax return shall be furnished to Lender within thirty (30) days after the extended deadline for filing the return.

(Q)	Continuity of Operations. Throughout the term of the Loan, Borrower shall not, without the prior written consent of Lender, (1) engage in any business activities substantially different than those in which Borrower is presently engaged, and (2) cease operations, liquidate, merge, transfer, acquire or consolidate with any other entity, change its name, dissolve or transfer or sell Collateral out of the ordinary course of business.

(R)	Loans, Acquisitions and Guaranties. Throughout the term of the Loan, Borrower shall not, without the prior written consent of Lender, (1) except as expressly stated hereafter, loan, invest in or advance money or assets, (2) purchase, create or acquire any interest in any other enterprise or entity, or (3) incur any obligation as surety or guarantor other than in the ordinary course of its business.

(S)	Loans. Throughout the term of the Loan, Borrower shall not, without the prior written consent of Lender, make any loans, advances or extensions of credit to any person or entity.

(T)	Waiver of Distraint Rights. Lender reserves the right to require Borrower’s landlord, if any, to waive its rights of distraint for rent on all collateral offered as security for the Loan by Borrower on forms approved by Lender.

(U)	Loan Costs and Fees. Borrower agrees to pay all costs and fees in connection with the consummation of the Loan provided for herein, regardless of whether or not the Loan closes.

Section V. Default

Section 5.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default hereunder:

(A)	The failure to pay when due any installment of principal or interest or fee payable hereunder or under the Note or any Security Document and such failure remains uncured for 10 days; or

(B)	The failure to observe or perform any obligation, covenant or agreement under this Agreement or any other Security Document and such failure remains uncured for 10 days (other than a covenant to pay money to Lender); or

(C)	If any financial statement, representation or warranty heretofore or hereafter made in writing by or on behalf of Borrower in connection with this Agreement shall prove to have been false or incorrect in any material respect on the date made or as of which made; or

(D)	The occurrence of any event which permits the acceleration of the maturity of any indebtedness owing by Borrower to any third party under any agreement or understanding other than indebtedness incurred in the ordinary course of business.

(E)	If Borrower shall:

(i) admit in writing its inability to pay debts as they become due; or

(ii) file a petition in bankruptcy or for reorganization or for the adoption of an arrangement under the United States Bankruptcy Code as now or in the future amended, or file any answer or admission asking such relief; or

(iii) make an assignment for the benefit of creditors; or

(iv) consent to the appointment of a trustee or receiver for all or a major portion of its property; or

(v) be adjudicated as bankrupt or insolvent under any federal or state law; or

(vi) suffer the entry of a court order under any federal or state law appointing a receiver or trustee for all or a major part of its property or ordering the winding up or liquidation of its affairs, or approving a petition filed against it under the United States Bankruptcy Code, as now or in the future amended, which order, if not consented to by it, shall not be vacated, denied, set aside, or stayed within 60 days from the date of entry.

(F)	A default by Borrower under the terms of any other Loan Documents existing or hereafter arising between Lender and Borrower.

(G)	If Borrower is an entity, the liquidation, dissolution, merger, or consolidation of any such entity or, if Borrower is an individual, the death or legal incapacity of any such individual.

Section 5.2 Acceleration. Upon the occurrence of an Event of Default, which is not timely cured within the period provided for under the terms of the Note, Lender or any other holder of the Note, at any time (unless all defaults shall theretofore have been waived in writing by Lender), without notice to Borrower (unless otherwise required), may declare the unpaid principal and interest of the Note immediately due and payable, together with any other debt owed by Borrower to Lender, and such principal and interest shall thereupon be immediately due and payable, without presentment, demand, protest, notice of protest, notice of intent to accelerate, notice of acceleration, or other notice of any kind, all of which are hereby expressly waived by Borrower. Lender shall have no obligation to make further advances to Borrower after the happening of an Event of Default or an event which with notice or lapse of time or both may become an Event of Default hereunder. All past due debt, principal and interest shall bear interest at the default rate of interest provided in the Note.

Section 5.3 Remedies. Upon the occurrence of an Event of Default, which is not timely cured within the period provided for under the terms of the Note, the Lender shall have, in addition to the rights and remedies given to Lender under this Agreement and the Security Documents, all those allowed by all applicable laws, including without limitation the Uniform Commercial Code of the State of Texas. Without limiting the generality of the foregoing, the Lender may proceed to protect and enforce its rights by any appropriate proceeding, whether for specific performance of any covenant or agreement contained in this Agreement or the Security Documents, or in aid of the exercise of any power granted herein or therein, or may proceed to enforce the payment of the Indebtedness due to the Lender. All rights, remedies, or powers hereby conferred upon Lender shall be deemed cumulative and not exclusive of any other rights, remedies, or powers available. No delay or omission to exercise any right, remedy or power shall impair the right, remedy or power or shall be construed to be a waiver of any Event of Default or an acquiescence therein. Any right, remedy, or power may be exercised from time to time, independently or concurrently, and as often as shall be deemed expedient. No waiver of any Event of Default shall extend to any subsequent Event of Default. No single or partial exercise of any right, remedy or power shall preclude other or further exercise by the holder of the debt.

Section 5.4 Offset. Upon the occurrence of any Event of Default, and in addition to any other remedies provided herein and in the Security Documents, Lender may at any time and from time to time to the fullest extent permitted by applicable laws, without advance notice to the Borrower (any such notice being expressly waived by Borrower), and Lender is hereby authorized by Borrower, to offset and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by Lender and any other Indebtedness at any time owing by Lender due for the credit or for the account of Borrower, against any or all of the Indebtedness of the Borrower now or hereafter existing, whether or not such Indebtedness shall have matured and irrespective of whether the Lender has exercised any other rights Lender may have with respect to such Indebtedness, including, without limitation, any acceleration rights.

Section VI. Miscellaneous

Section 6.1 Place of Payment of Note. All sums payable to Lender hereunder shall be paid at 8000 IH 10 West, Suite 1100, San Antonio, Texas 78230, or such other place as Lender may designate.

Section 6.2 Notices. All notices, requests, consents, and demands shall be in writing and shall be mailed by certified or registered mail, return receipt requested, postage prepaid, to the address of Lender and Borrower, respectively, at the following addresses:

If to lender:	The Bank of San Antonio
8000 IH 10 West, Suite 1100
San Antonio, Texas 78230

If to Borrower:	GLOBALSCAPE, INC.
4500 Lockhill-Selma, Suite 150
San Antonio, Texas 78249

Any party may change its address for notice purposes upon giving thirty (30) days prior written notice thereof in accordance with this Section. All notices mailed as above provided shall be deemed to be effective and received upon its deposit in the custody of the U.S. Postal Service, and all other written notices shall be effective upon actual receipt.

Section 6.3 Survival of Agreements. All prior covenants, agreements, representations, and warranties made by the parties hereto which do not contradict the terms of this Agreement, shall survive the execution and delivery of this Agreement. All statements contained in any certificate or other instrument delivered by Borrower hereunder shall be deemed to constitute representations and warranties made by the Borrower.

Section 6.4 Parties in Interest. All covenants and agreements contained in this Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto. The Borrower has no right to assign any of his rights or obligations hereunder without the prior written consent of Lender.

Section 6.5 Severability. If any provision of this Agreement shall be held invalid under any applicable laws, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

Section 6.6 Entire Agreement. THIS AGREEMENT AND SECURITY DOCUMENTS REFERENCED HEREIN EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES AND SUPERSEDES ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER HEREOF, AND MAY BE AMENDED ONLY BY A WRITING SIGNED ON BEHALF OF EACH PARTY.

Section 6.7 Governing Law. This Agreement and the Note shall be deemed contracts made under the laws of the State of Texas, and shall be construed and enforced in accordance with and governed by the laws of the State of Texas.

Section 6.8 Counterparts. This Agreement may be executed simultaneously in several counterparts, all of which together shall constitute one and the same instrument.

Section 6.9 Expenses. Borrower shall pay for all fees associated with the Loan. The Borrower will pay reasonable legal fees for the preparation and/or review of documents by the Lender’s designated attorneys and fees incurred in connection with the preparation and review of title opinions, if any, by Lender’s designated attorneys.

Section 6.10 Document Correction. Borrower agrees that, should any document be lost or misplaced, misstated, or inaccurately reflect the true and correct terms and conditions of the Loan, upon the request of the Lender, Borrower will comply with Lender’s reasonable request to execute, acknowledge, initial, and deliver to Lender any documentation Lender deems necessary to replace or correct the lost, misplaced, misstated, or inaccurate documents. Borrower agrees to comply with Lender’s reasonable request to supply additional documentation and/or to pay Lender any additional sums previously disclosed to Borrower as a cost or fee associated with the Loan which for whatever reason was not collected at closing. Failure to comply with this paragraph shall be an Event of Default under the Note and the Security Documents, at the election of the Lender.

Section 6.11 Waiver. Neither the failure nor any delay on the part of Lender to exercise any right, power or privilege herein or under any of the other Loan Documents will operate as a waiver thereof, nor will any single or partial exercise of such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 6.12 Jury Waiver. BORROWER AND LENDER HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENTS OR ANY RELATIONSHIP BETWEEN LENDER AND BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO PROVIDE THE FINANCING DESCRIBED HEREIN OR IN THE OTHER LOAN DOCUMENTS.

EXECUTED to be effective the 2nd day of December, 2011.

BORROWER:

GLOBALSCAPE, INC.,

a Delaware corporation

BY:
JAMES R. MORRIS, Chief Executive Officer

LENDER:

THE BANK OF SAN ANTONIO

BY:

NAME:

TITLE: